Exhibit 99

                 PRESS RELEASE OF FIRST FEDERAL BANKSHARES, INC.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this current report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                               First Federal Bankshares, Inc.

      DATE:  April 28, 1999                    By:  /s/ Katherine A. Bousquet
                                                    ----------------
                                                    Katherine A. Bousquet
                                                    Vice President and Treasurer
                                                      (Principal Financial and
                                                         Accounting Officer)
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                                                            Depicting First
                                                            Federal Bankshares,
                                                            Inc. Logo]
PRESS RELEASE

April 13, 1999
For Immediate Release

For Further Information Contact:    Barry Backhaus
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0200


FIRST FEDERAL BANKSHARES, INC. COMPLETES "SECOND STEP" OFFERING AND ACQUISITION OF MID-IOWA SAVINGS BANK


Sioux City, Iowa. First Federal Bankshares, Inc. is pleased to announce the completion of its "second step" offering and its acquisition of Mid-Iowa Financial Corp. and its subsidiary, Mid-Iowa Savings Bank in Newton, Iowa. Barry Backhaus, President and CEO of First Federal, said he was very pleased to expand First Federal's service territory in central Iowa. "The addition of Mid-Iowa coupled with our purchase of Grinnell Federal Savings Bank a year ago provides us a strong presence in central Iowa and a diversification to our existing coverage in northwest Iowa," said Mr. Backhaus.

First Federal's acquisition of Mid-Iowa was concurrent with the conversion of its mutual holding company to stock form. As part of the conversion, First Federal sold 2,635,000 shares of common stock at $10 per share, raising gross proceeds of $26.4 million. "We are very grateful to the more than 2,200 people who purchased our stock, most of whom are from the communities we serve," said Mr. Backhaus. The stock is expected to begin trading immediately on the NASDAQ National Market under the symbol FFSXD, and will revert to the trading symbol FFSX shortly.

Stockholders who owned First Federal Savings Bank stock prior to the current offering will exchange each of their existing shares for 1.64696 shares of the new stock.

Concurrent with the change in corporate form, First Federal Bankshares, Inc.'s bank subsidiary will operate under its new name "First Federal Bank".

Including the Mid-Iowa acquisition, First Federal now operates a total of 19 offices including ten offices in northwest Iowa, one in South Sioux City, Nebraska, and eight offices in central Iowa. First Federal currently has assets of approximately $700 million.